                                                                    Exhibit 23.1



                          INDEPENDENT AUDITOR'S CONSENT


Kinross Gold Corporation

     We consent to the use of our report dated March 7, 2002, except as to notes 20 and 22 which are as of October 28, 2002, included in the Amendment No. 1 to the Annual Report on Form 40-F of Kinross Gold Corporation for the year ended December 31, 2001.

     We also consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Statement Nos. 333-05776, 033-93926, 033-82450, 333-08936, 333-09004, 333-12662, 333-13744 and 333-13742) of Kinross
Gold Corporation of our report dated March 7, 2002, except as to notes 20 and 22 which are as of October 28, 2002, appearing in the Amendment No. 1 to the Annual Report on Form 40-F of Kinross Gold Corporation for the year ended December 31, 2001.



/s/ Deloitte & Touche LLP
-------------------------
Chartered Accountants



November 19, 2002